EXHIBIT 10.1

PLAN SUPPORT AGREEMENT

THIS PLAN SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF VOTES WITH RESPECT TO A CHAPTER 11 PLAN OF REORGANIZATION.  ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.  ACCEPTANCES OR REJECTIONS WITH RESPECT TO A CHAPTER 11 PLAN OF REORGANIZATION MAY NOT BE SOLICITED UNTIL SOLICITATION OF VOTES ON THE SECOND AMENDED PLAN HAS BEEN APPROVED AND/OR CONFIRMED BY THE BANKRUPTCY COURT.

This Plan Support Agreement (the “Agreement”) is entered into as of March 26, 2012 by and among (i) General Maritime Corporation (“GMR”) and certain of its subsidiaries as debtors-in-possession (collectively, the “Debtors,” and together with GMR’s non-debtor subsidiaries, the “Company”);  (ii) the undersigned holders of Notes under the Indenture (as defined below) and such other holders of Notes that may from time to time execute a Joinder (defined below) to this Agreement (the “Supporting Noteholders”); (iii) the undersigned lenders under the Oaktree Facility (as defined below) (the “Supporting Oaktree Lenders,” and together with the Supporting Noteholders, the “Supporting Creditors”); and (iv) the Official Committee of Unsecured Creditors of the Debtors chapter 11 cases (the “Committee”).  The Company, the Supporting Creditors, the Committee and each other person that becomes a party to this Agreement in accordance with the terms hereof shall be referred to herein individually as a “Party” and collectively as the “Parties.”  The Supporting Creditors each hold the claims described on schedule 1 attached hereto.

RECITALS

WHEREAS, the Company entered into that certain Second Amended and Restated Credit Agreement, dated as of May 6, 2011, for a $550 million secured revolving credit facility (as amended, the “$550 Million Credit Facility”) among GMR, as parent, Arlington Tankers, Ltd. (“Arlington”) and General Maritime Subsidiary II Corporation (“GMSC II”) as guarantors, General Maritime Subsidiary Corporation (“GMSC”) as borrower, various lenders, and Nordea Bank Finland Plc, New York Branch (“Nordea”) as administrative agent and collateral agent;

WHEREAS, the Company entered into that certain Amended and Restated Credit Agreement, dated as of May 6, 2010, for a $372 million secured revolving and term loan credit facility (as amended, the “$372 Million Credit Facility”) among GMR, as parent, Arlington and GMSC as guarantor, GMSC II as borrower, various lenders and Nordea as administrative agent and collateral agent;

WHEREAS, the Company entered into that certain Amended and Restated Credit Agreement, dated as of May 6, 2011 for a $200 million secured term loan facility (as amended, the “Oaktree Facility”) among GMSC and GMSC II, as borrower, GMR and Arlington as guarantors, OCM Marine Investments CTB, Ltd., as initial lender and OCM Administrative Agent, LLC as administrative agent and collateral agent;

WHEREAS, the Company issued $300 million of senior unsecured notes (the “Notes”) under that certain indenture dated as of November 12, 2009 among GMR, the subsidiary guarantor parties and the Bank of New York Mellon, as trustee for 12% Senior Notes due 2017 (as amended the “Indenture,” and, collectively with the $550 Million Credit Facility, the $372 Million Credit Facility, the Oaktree Facility, the “Debt Instruments”);

WHEREAS, on November 16, 2011, the Company, certain lenders under the $550 Million Credit Facility and $372 Million Credit Facility and the Supporting Oaktree Lenders entered into a restructuring support agreement (as may be amended, modified or supplemented, the “Restructuring Support Agreement”);

WHEREAS, on November 17, 2011, the Debtors commenced cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the bankruptcy court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, on November 29, 2011, the United States Trustee for the Southern District of New York appointed the Committee;

WHEREAS, on December 15, 2011, the Bankruptcy Court entered an order authorizing GMR to enter into the Equity Purchase Agreement (as may be amended, supplemented, or modified, the “Equity Purchase Agreement”) with Oaktree Principal Fund V, L.P., Oaktree Principal Fund V (Parallel), L.P., Oaktree FF Investment Fund, L.P. – Class A, and OCM Asia Principal Opportunities Fund, L.P., each a Cayman Islands exempted limited partnership;

WHEREAS, on December 15, 2011, the Bankruptcy Court entered a final order approving the debtor-in-possession financing facility (the “DIP Credit Agreement”);

WHEREAS, on January 31, 2012, the Debtors filed a plan of reorganization (as amended on February 26 and 29, 2012, the “First Amended Plan”) and related disclosure statement (the “Disclosure Statement”);

WHEREAS, on February 29, 2012, the Bankruptcy Court entered an order approving the Disclosure Statement;

WHEREAS, the Parties have engaged in good faith negotiations with each other (and other key constituents in these cases) regarding modifications to the First Amended Plan, which have led to an agreement regarding all issues with respect to a restructuring of the Debtors;

WHEREAS, to implement the global resolution of all issues regarding the Debtors’ restructuring, each Party desires to pursue and support an amended plan of reorganization under chapter 11 of the Bankruptcy Code in the form attached hereto as Exhibit A, as may be amended in accordance with this Agreement (the “Second Amended Plan”) and in accordance with the terms of the restructuring term sheet attached hereto as Exhibit B (the “Restructuring Term Sheet”);

WHEREAS, the Debtors have agreed, subject to the terms and conditions of this Agreement, to file the Second Amended Plan, and to use its best efforts to have the Second Amended Plan confirmed by the Bankruptcy Court; and

NOW, THEREFORE, in consideration of the recitals stated above and the premises and mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.             The Parties’ Obligations.

(a)           The Company’s Obligations.  Prior to termination of this Agreement, and subject to the terms and conditions of this Agreement, the Company agrees to:

(i)          (A) file the Second Amended Plan with the Bankruptcy Court, (B) file a motion with the Bankruptcy Court seeking an order approving a supplemental disclosure with respect to the Second Amended Plan, (C) use commercially reasonable best efforts to obtain Bankruptcy Court confirmation of the Second Amended Plan, and (D) file a motion with the Bankruptcy Court seeking approval of this Agreement;

(ii)         (A) file within ten (10) calendar days of execution of this Agreement, which such time period shall be extended with the consent of the Committee in its sole and absolute discretion, a motion with the Bankruptcy Court seeking entry of an order estimating the total amount of General Unsecured Claims against the Guarantor Debtors other than claims arising from rejection of executory contracts and/or unexpired leases, that are contingent, disputed, unliquidated, or otherwise not deemed Allowed as of the effective date of the Second Amended Plan (the “Unsecured Claims Reserve Order”) and (B) use commercially reasonable best efforts to obtain the Unsecured Claims Reserve Order prior to the effective date of the Second Amended Plan.

(iii)        not object to or otherwise commence, join with or support in any manner any proceeding to oppose the Second Amended Plan and shall not take any action to implement or otherwise support any other plan or proposal that is inconsistent with the Second Amended Plan or the Restructuring Term Sheet, or that would interfere or unreasonably delay consummation of the Second Amended Plan;

(iv)        not withdraw the Second Amended Plan or amend or modify the Second Amended Plan in any material manner except as permitted under this Agreement;

(v)         take no actions that are inconsistent with this Agreement, the Restructuring Term Sheet, or the expeditious confirmation and consummation of the Second Amended Plan; provided, however, that notwithstanding anything to the contrary herein, nothing in this Agreement shall require the Company or any director or officer of the Company, in such person’s capacity as a director or officer of the Company, to take any action, or to refrain from taking any action, which is inconsistent with such director’s or officer’s fiduciary obligations under applicable law.

(b)           The Supporting Creditors’ Obligations.  Prior to the termination of this Agreement, and subject to the terms and conditions of this Agreement, each Supporting Creditor (severally and not jointly) agrees to:

(i)           (A) timely vote to accept the Second Amended Plan and not thereafter withdraw or change such vote, (B), not elect on its ballot to “opt-out” of any third party releases provided for under the Second Amended Plan; and (C) support approval and confirmation of the Second Amended Plan;

(ii)         not (A) whether directly or indirectly, oppose or object to the Second Amended Plan or the solicitation of the Second Amended Plan, (B) join in or support any objection to the Second Amended Plan or the solicitation of the Second Amended Plan, or (C) otherwise commence or support the commencement of any proceeding to oppose or alter any of the terms of the Second Amended Plan or any other document filed by the Company that is consistent, and in connection, with the confirmation of the Second Amended Plan; and

(iii)        not directly or indirectly (A) participate in the formulation of, file, or prosecute any alternative plan, sale, proposal, or offer of dissolution, winding up, liquidation, reorganization, merger or alternative restructuring of the Company, (B) join in, support or vote for any alternative plan or restructuring, including, without limitation, express support in writing of, or enter into any form of plan support agreement with respect to any alternative plan or restructuring, (C) take any action to alter, delay or impede confirmation and consummation of the Second Amended Plan and any related documents, (D) pursue any right or remedy under or relating to the Notes, and (E) initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Notes, other than to enforce this Agreement.

(c)           The Committee’s Obligations.  Prior to termination of this Agreement, and subject to the terms and conditions of this Agreement, the Committee agrees to:

(i)          (A) file (or include in the Debtors’ notice of the Second Amended Plan) a letter to all unsecured creditors indicating its support of the Second Amended Plan, (B) file a pleading supporting entry of the Unsecured Claims Reserve Order, and (C) file a pleading supporting and otherwise support confirmation of the Second Amended Plan, including if necessary pursuant to section 1129(b) of the Bankruptcy Code, (D) use commercially reasonable best efforts to obtain Bankruptcy Court confirmation of the Second Amended Plan, and (E) use commercially reasonable best efforts to cause those holders of the Notes that are not party to this Agreement to execute a Joinder; and

(ii)         not (A) object to, delay or impede, directly or indirectly, the confirmation of the Second Amended Plan, (b) consent to, induce, encourage, support, or participate in the formulation of any plan or reorganization other than the Second Amended Plan, (c) directly or indirectly seek, solicit, induce, support or encourage any sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger, or restructuring of the Debtors or any of their subsidiaries other than as provided in the Second Amended Plan, or (d) take any other action in the Chapter 11 Cases or otherwise that is inconsistent with the Restructuring Term Sheet, or is inconsistent, or that would or is intended or is reasonably likely to delay, confirmation, approval, or consummation of, the Second Amended Plan, or the transactions contemplated thereto.

(d)           Nothing in this Agreement shall, or shall be deemed to, prohibit any Party or its officers or representatives, from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases if such appearance and the positions advocated in connection therewith are for the purposes of contesting whether any matter, fact or thing, is a breach of, or inconsistent with, this Agreement.  This Agreement shall not, and shall not be deemed to, impair, prohibit, limit or restrict any Party, its officers, directors, advisors, agents, attorneys or other representatives from engaging in discussions (or asserting any position of any kind or character in such discussions) with any person; provided, however, that such discussions shall not be inconsistent with the terms of the Second Amended Plan or the Restructuring Term Sheet.

2.             Definitive Documents.  Each of the Parties agrees to negotiate in good faith the following documents (collectively, the “Definitive Documents”): (i) the New GMR Charter, (ii) the New GMR By-Laws, (iii) the New GMR Warrant Agreement, (iv) the Registration Rights Agreement,  and (v) the Shareholders Agreement (each as defined in the Second Amended Plan), each of which shall be materially consistent with the Second Amended Plan and the Restructuring Term Sheet and shall otherwise be in form and substance reasonably acceptable to the Debtors, the Committee, and the Oaktree Supporting Lenders.

3.             Withdrawal of Plan Support.  Each Supporting Creditor shall not withdraw or revoke (a) its support of the Second Amended Plan pursuant to this Agreement, and (b) any vote to accept the Second Amended Plan, in each case, unless this Agreement has been terminated in accordance with such Party’s rights set forth in Section 10 hereof.

4.             Acknowledgements.  Each Party acknowledges that (a) no securities of the Company are being offered or sold hereby and this Agreement neither constitutes an offer to sell nor a solicitation of an offer to buy any securities of the Company and (b) that this Agreement is not, and shall not be deemed to be, a solicitation of a vote for the acceptance of the Second Amended Plan pursuant to section 1125 of the Bankruptcy Code.

5.              Limitations on Transfer of Interests in the Debt Instruments.  Each  Supporting Creditor shall not (a) sell, transfer, assign, pledge, grant a participation interest in, or otherwise dispose of, directly or indirectly, its right, title, or interest in respect of any of such Supporting Creditor’s interest in the applicable Debt Instrument in whole or in part, or (b) grant any proxies, deposit any of such Supporting Creditor’s interests in the applicable Debt Instrument into a voting trust, or enter into a voting agreement with respect to any such interest (collectively, the actions described in clauses (a) and (b), the “Transfer”), unless such Transfer is to another Supporting Creditor party to this Agreement or any other entity that first agrees in writing to be bound by the terms of this Agreement by executing and delivering to the Company a joinder to this Agreement substantially in the form attached hereto as Exhibit C (the “Joinder”).  With respect to Debt Instruments held by the relevant transferee upon consummation of a Transfer, such transferee is deemed to make all of the representations and warranties of a Supporting Creditor set forth in Section 12 of this Agreement.  Upon compliance with the foregoing, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations.  Any Transfer made in violation of this Section of the Agreement shall be deemed null and void and of no force or effect, regardless of any prior notice provided to the Company, and shall not create any obligation or liability of the Company to the purported transferee (it being understood that the putative transferor shall continue to be bound by the terms and conditions set forth in this Agreement).

6.             Further Acquisition of Indebtedness.  This Agreement shall in no way be construed to preclude any Supporting Creditor or any of its affiliates from acquiring additional interests in the Debt Instruments.  Any such additional interests shall automatically be subject to the terms of this Agreement and such acquiring Supporting Creditor shall promptly (and, in no event later than two (2) business days) inform the Company of such acquisition.

7.              Effectiveness of the Agreement.

(a)           This Agreement shall become effective as to the Committee and each individual Supporting Creditor upon the execution and delivery of counterpart signature pages to this Agreement by and among (i) the Supporting Oaktree Lenders, (ii) the Supporting Noteholders owning more than 42.0% in amount of the Notes, (iii) an authorized representative for the Committee, and (iv) the Debtors.  This Agreement shall become effective and binding upon the Debtors upon Bankruptcy Court approval of this Agreement (it being agreed that the Debtors will use best efforts to seek Bankruptcy Court approval of this Agreement as soon as reasonably practicable).

(b)           For purposes of this Agreement, the term “Requisite Supporting Noteholders” means Supporting Noteholders constituting more than 50% in number of the Supporting Noteholders.

8.             Cooperation.  The Company shall provide to the Committee draft copies of all pleadings and/or documents related to the Second Amended Plan or any of the transactions contemplated by the Second Amended Plan, the New GMR Charter, the New GMR By-Laws, the New GMR Warrant Agreement, the Registration Rights Agreement and the Shareholders Agreement as soon as reasonably practicable with reasonable time to review and comment.  Counsel to the Company, the Supporting Oaktree Lenders, the Committee and the Supporting Noteholders shall consult in good faith to ensure that such documents are materially consistent with the Second Amended Plan and the Restructuring Term Sheet.

9.             Further Assurances. From and after the date hereof, each of the Parties agrees to execute and deliver all such agreements, instruments and documents and to take all such further actions as the Parties may reasonably deem necessary from time to time to carry out the intent and purpose of this Agreement, the Restructuring Term Sheet, and the Second Amended Plan, and to consummate the transactions contemplated thereby.

10.           Termination.

(a)           The Company’s Right to Terminate.  The Company may, in its sole discretion, terminate this Agreement as to all Parties upon five (5) days’ prior written notice to the Supporting Creditors delivered in accordance with Section 25 below following the occurrence of any of the following events: (i) a material breach by any Supporting Creditor or the Committee of any of their obligations under this Agreement that remains uncured for a period of five (5) business days after receipt by such Party (or Parties) of written notice of such breach from the Company; (ii) the Company’s board of directors determines, in good faith and upon the advice of its advisors, in its sole discretion, that continued pursuit of the Second Amended Plan is inconsistent with its fiduciary duties; (iii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any injunction, judgment, decree, charge, ruling or order preventing consummation of a material portion of the Second Amended Plan; or (iv) the Company has been directed, pursuant to the terms of the DIP Credit Agreement, to commence an Acceptable Sale Process (as defined in the DIP Credit Agreement).

(b)           The Supporting Noteholders’ Right to Terminate.  Any Supporting Noteholder may, in its sole discretion, terminate this Agreement as to itself upon five (5) days prior written notice to the Company delivered in accordance with section 23 below following occurrence of any of the events described in (i) through (iii) below.  The Requisite Supporting Noteholders may, in their sole discretion, terminate this Agreement upon five (5) days’ prior written notice to the Company delivered in accordance with this Agreement following the occurrence of any of the events described in (iv) through (viii) below:

(i)              the filing by the Company of any motion or other request for relief seeking (A) to voluntarily dismiss the Chapter 11 Cases, (B) conversion of the Chapter 11 Cases to chapter 7 of the Bankruptcy Code, (C) appointment of a trustee or an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code in the Chapter 11 Cases, or (D) to effectuate a plan of reorganization other than the Second Amended Plan;

(ii)             the entry of an order by the Bankruptcy Court (A) dismissing the Chapter 11 Cases, (B) converting the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (C) appointing a trustee or an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code in the Chapter 11 Cases, or (D) the effect of which would render the Second Amended Plan incapable of consummation on the terms set forth herein;

(iii)            the declaration by any court (including the Bankruptcy Court) that any material provision of this Agreement is unenforceable in whole or in part (except as this Agreement pertains to any obligations of a Supporting Creditor hereunder);

(iv)            any material breach by the Company of any of its obligations under this Agreement, and any such breach is not cured within five (5) days after receipt by the Company of written notice of such breach from the Requisite Supporting Noteholders;

(v)             the Company has been directed, pursuant to the terms of the DIP Credit Agreement, to commence an Acceptable Sale Process (as defined in the DIP Credit Agreement);

(vi)            any material breach by the Supporting Oaktree Lenders of any of their obligations under this Agreement, and such breach is not cured within five (5) business days after receipt by the Supporting Oaktree Lenders of written notice of such breach from the Requisite Supporting Noteholders; and

(vii)           the filing with the Bankruptcy Court of any Definitive Document that is not consistent with the Second Amended Plan or the Restructuring Term Sheet.

(c)           The Committee’s Right to Terminate.  The Committee may, in its sole discretion, terminate this Agreement upon five (5) days’ prior written notice to the Company delivered in accordance with this Agreement following the occurrence of any of the following events:

(i)              the filing by the Company of any motion or other request for relief seeking (A) to voluntarily dismiss the Chapter 11 Cases, (B) conversion of the Chapter 11 Cases to chapter 7 of the Bankruptcy Code, (C) appointment of a trustee or an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code in the Chapter 11 Cases, or (D) to effectuate a plan of reorganization other than the Second Amended Plan;

(ii)             the entry of an order by the Bankruptcy Court (A) dismissing the Chapter 11 Cases, (B) converting the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (C) appointing a trustee or an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code in the Chapter 11 Cases, or (D) the effect of which would render the Second Amended Plan incapable of consummation on the terms set forth herein;

(iii)            the declaration by any court (including the Bankruptcy Court) that any material provision of this Agreement is unenforceable in whole or in part (except as this Agreement pertains to any obligations of a Supporting Creditor hereunder);

(iv)            any material breach by the Company of any of its obligations under this Agreement, and any such breach is not cured within five (5) days after receipt by the Company of written notice of such breach from the Committee;

(v)             the Company has been directed, pursuant to the terms of the DIP Credit Agreement, to commence an Acceptable Sale Process (as defined in the DIP Credit Agreement); and

(vi)            any material breach by the Oaktree Supporting Lenders of any of their obligations under this Agreement, and such breach is not cured within five (5) business days after receipt by the Oaktree Supporting Lenders of such breach from the Committee; and

(vii)           the filing with the Bankruptcy Court of the Definitive Documents that is either not consistent with the Second Amended Plan or the Restructuring Term Sheet, or not in form and substance reasonably acceptable to the Committee.

(d)           The Supporting Oaktree Lenders’ Right to Terminate.  The Supporting Oaktree Lenders may, in their sole discretion, terminate this Agreement as to the Supporting Oaktree Lenders upon five (5) days’ prior written notice to the Company delivered in accordance with this Agreement following the occurrence of any of the following events:

(i)              the filing by the Company of any motion or other request for relief seeking (A) to voluntarily dismiss the Chapter 11 Cases, (B) conversion of the Chapter 11 Cases to chapter 7 of the Bankruptcy Code, (C) appointment of a trustee or an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code in the Chapter 11 Cases, or (D) to effectuate a plan of reorganization other than the Second Amended Plan or seek any other relief that, if approved, would render the Plan incapable of consummation on the terms set forth herein;

(ii)             the entry of an order by the Bankruptcy Court (A) dismissing the Chapter 11 Cases, (B) converting the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (C) appointing a trustee or an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code in the Chapter 11 Cases, or (D) the effect of which would render the Second Amended Plan incapable of consummation on the terms set forth herein;

(iii)            the declaration by any court (including the Bankruptcy Court) that any material provision of this Agreement is unenforceable in whole or in part (except as this Agreement pertains to any obligations of a Supporting Creditor hereunder);

(iv)            any material breach by the Company of any of its obligations under this Agreement, and any such breach is not cured within five (5) days after receipt by the Company of written notice of such breach from the Supporting Oaktree Lenders;

(v)             the Company has been directed, pursuant to the terms of the DIP Credit Agreement, to commence an Acceptable Sale Process (as defined in the DIP Credit Agreement); and

(vi)            any material breach by the Supporting Noteholders or the Committee of any of their obligations under this Agreement, and such breach is not cured within five (5) business days after receipt by the Supporting Noteholders or the Committee of such breach from the Supporting Oaktree Lenders; and

(vii)          the filing with the Bankruptcy Court of the Definitive Documents in form and substance that are not in form and substance reasonably acceptable to the Supporting Oaktree Lenders.

(e)           Mutual Termination.  This Agreement and the obligations of the Parties  may be terminated by mutual written agreement of the Company, the Supporting Oaktree Lenders, the Committee, and the Requisite Supporting Noteholders.

(f)           Automatic Termination.  This Agreement shall terminate upon the termination of (i) the Restructuring Support Agreement or (ii) the Equity Purchase Agreement.

(g)           Individual Termination.  Each party hereto shall have right to terminate this Agreement in the event that this Agreement is not approved by the Bankruptcy Court within 21 days following the effectiveness of this Agreement as set for in Section 7 of this Agreement.

(h)           Effect of Termination.  Upon termination of this Agreement, all obligations hereunder between the Company, the Committee, and the Supporting Creditors shall terminate and shall be of no further force and effect; provided, however, that any claim for breach of this Agreement shall survive termination and all rights and remedies with respect to such claim shall be neither waived nor prejudiced in any way by termination of this Agreement.

11.           Fiduciary Duties of the Committee. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the Committee, or any of its members in their capacity as a member of the Committee, to take any action, or to refrain from taking any action, that the Committee determines in good faith, after consultation with counsel, is inconsistent with its or their fiduciary obligations under applicable law.

12.           The Supporting Creditors’ Representations and Warranties.  To induce the Company and the Committee to enter into and perform their obligations under this Agreement, each Supporting Creditor, severally but not jointly, represents, warrants and acknowledges as follows:

(a)           Authority.  (i) The Supporting Creditor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all the requisite corporate, partnership or other power and authority to execute, deliver and perform their obligations under this Agreement, and to consummate the transactions contemplated herein; and (ii) the execution, delivery and performance by the Supporting Creditor of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary action (corporate partnership or otherwise) on the part of the Supporting Creditor and no other action or proceedings on the part of the Supporting Creditors are necessary to authorize and approve this Agreement or any of the transactions contemplated herein.

(b)           Ownership.  Each Supporting Oaktree Lender is the legal owner or beneficial owner of a Claim arising out of or relating to the Oaktree Facility.  Each Supporting Creditor is the legal owner, beneficial owner and/or the investment advisor or manager for the legal or beneficial owner of a Claim arising out of or relating to the Notes and/or other debt obligations owed by some or all of the Debtors.

(c)           Validity.  This Agreement has been duly executed and delivered by the Supporting Creditor and constitutes the legal, valid and binding agreement of the Supporting Creditor, enforceable against the Supporting Creditor in accordance with its terms.

(d)           No Conflict. The execution, delivery and performance by the Supporting Creditor (when such performance is due) of this Agreement does not and shall not (i) violate any provision of law, rule or regulation applicable to it or, in the case of an entity, any of its subsidiaries or its or their certificates of incorporation or bylaws or other organizational documents, or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it, or, applicable, any of its subsidiaries is a party.

(e)            Authorization of Governmental Authorities and Creditors.  No action by (including any authorization, consent or approval), in respect of, or filing with, any governmental authority is required for, or in connection with, the valid and lawful authorization, execution, delivery and performance by the Supporting Creditor pursuant to this Agreement.

(f)            No Reliance.  The Supporting Creditor (i) is a sophisticated party with respect to the subject matter of this Agreement, (ii) has been represented and advised by legal counsel in connection with this Agreement, (iii) has adequate information concerning the matters that are the subject of this Agreement and (iv) has independently and without reliance upon the Company or any officer, employee, agent or representative thereof, and based on such information as the Supporting Creditor has deemed appropriate, made their own analysis and decision to enter into this Agreement, except that the Supporting Creditor has relied upon the Company’s express representations, warranties and covenants in this Agreement, and the Supporting Creditor acknowledges that it has entered into this Agreement voluntarily and of its own choice and not under coercion or duress.

(g)           Title.  The Supporting Creditor is the beneficial owners of, or the nominee for beneficial holders of, the Debt Instruments in the aggregate principal amount set forth below such Supporting Creditor’s name on Schedule 1 (and in the case of a nominee, it has due and proper authorization to act on behalf of, and to bind, the beneficial owner of such Debt Instruments).  The Supporting Creditor’s interest in the Debt Instrument is free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrances of any kind, that would adversely affect in any way the Supporting Creditor’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed.

13.           The Company’s Representations and Warranties. To induce the Supporting Creditors and the Committee to enter into and perform their obligations under this Agreement, the Company hereby represents, warrants and acknowledges as follows:

(a)           Authority.  Subject to Bankruptcy Court approval, (i) the Company has the power and authority to execute, deliver and perform its obligations under this Agreement and (ii) the execution, delivery and performance by the Company under this Agreement has been duly authorized by all necessary action on the part of the Company.

(b)           Validity.  Subject to Bankruptcy Court approval, this Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(c)           No Conflict. The execution, delivery and performance by the Company (when such performance is due) of this Agreement does not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its or their certificates of incorporation or bylaws or other organizational documents, or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under its certificate of incorporation or by-laws (or other organizational documents).

(d)           Authorization of Governmental Authorities.  No action by (including any authorization, consent or approval), in respect of, or filing with, any governmental authority is required for, or in connection with, the valid and lawful authorization, execution, delivery and performance by the Company of this Agreement, other than by the Bankruptcy Court.

(e)           No Reliance.  The Company (i) is a sophisticated party with respect to the matters that are the subject of this Agreement, (ii) has had the opportunity to be represented and advised by legal counsel in connection with this Agreement, (iii) has adequate information concerning the matters that are the subject of this Agreement and (iv) has independently and without reliance upon the Supporting Creditors, and based on such information as the Company has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that the Company has relied upon the Committee’s and Supporting Creditors’ express representations, warranties and covenants in this Agreement, which it enters, or as to which it acknowledges and agrees, voluntarily and of its own choice and not under coercion or duress.

14.           The Committee’s Representations and Warranties. To induce the Supporting Creditors and the Company to enter into and perform their obligations under this Agreement, the Committee hereby represents, warrants and acknowledges as follows:

(a)           Authority.  The Committee (i) has the power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated herein and (ii) the execution, delivery and performance by the Committee under this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary action on the part of the Committee.

(b)           Validity.  This Agreement has been duly executed and delivered by the Committee and constitutes the legal, valid and binding agreement of the Committee, enforceable against the Committee in accordance with its terms.

(c)           No Conflict. The execution, delivery and performance by the Committee (when such performance is due) of this Agreement does not and shall not violate any provision of law, rule or regulation applicable to it.

(d)           No Reliance.  The Committee (i) is a sophisticated party with respect to the matters that are the subject of this Agreement, (ii) has had the opportunity to be represented and advised by legal counsel in connection with this Agreement, (iii) has adequate information concerning the matters that are the subject of this Agreement and (iv) has independently and without reliance upon the Supporting Creditors, and based on such information as the Committee has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that the Committee has relied upon the Company’s and the Supporting Creditors’ express representations, warranties and covenants in this Agreement, which it enters, or as to which it acknowledges and agrees, voluntarily and of its own choice and not under coercion or duress.

15.           Governing Law; Jurisdiction.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

(b)           By its execution and delivery of this Agreement, each of the Parties hereto irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in the Bankruptcy Court.  By execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of the Bankruptcy Court, generally and unconditionally, with respect to any such action, suit or proceeding, and waives any objection it may have to venue or the convenience of the forum.

(c)           In the event the Bankruptcy Court does not have or refuses to exercise jurisdiction with respect to this Agreement and any disputes arising therefrom, any legal action, suit, or proceeding against the Parties with respect to any matter under or arising out of or in connection with this Agreement, or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the District Court for the Southern District of New York or courts of the State of New York, and by execution and delivery of this Agreement, each Party irrevocably accepts and submits itself to the exclusive jurisdiction of the Bankruptcy Court and those courts.

16.           Amendment or Waiver.  Except as otherwise specifically provided herein, this Agreement and the Second Amended Plan may not be modified, waived, or amended unless such modification, waiver, or amendment is in writing and has been signed by the Company, the Committee, the Oaktree Supporting Lenders and the Requisite Supporting Noteholders.  No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver be deemed a continuing waiver (unless such waiver expressly provides otherwise).

17.           Additional Supporting Noteholders.  Nothing herein shall prejudice the ability of a holder of the Notes from executing a Joinder and thereby join this Agreement as Supporting Noteholder.

18.           Specific Performance; Remedies Cumulative.  This Agreement is intended as a binding commitment enforceable in accordance with its terms.  Each Party acknowledges and agrees that the exact nature and extent of damages resulting from a breach of this Agreement are uncertain at the time of entering into this Agreement and that any such breach of this Agreement would result in damages that would be difficult to determine with certainty.  It is understood and agreed that money damages would not be a sufficient remedy for any such breach of this Agreement, and that any non-breaching Party shall be entitled to seek specific performance and injunctive relief as remedies for any such breach, and each Party further agrees to waive, and to cause each of their representatives to waive, any requirement for the securing or posting of any bond in connection with requesting such remedy.  Such remedies shall not be deemed to be the exclusive remedies for the breach of this Agreement by any Party or its representatives.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy by any Party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy hereunder.

19.           Construction.  This Agreement constitutes a fully negotiated agreement among commercially sophisticated parties and therefore shall not be construed or interpreted for or against any Party, and any rule or maxim of construction to such effect shall not apply to this Agreement.

20.           Receipt of Information; Representation by Counsel.  Each Party acknowledges that it has received adequate information to enter into this Agreement and that it has been represented by counsel in connection with this Agreement and the transactions contemplated herein and therein.  Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

21.           Binding Effect; Successor and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors, assigns, heirs, transferees, executors, administrators, and representatives, in each case solely as such parties are permitted under this Agreement; provided however, this Agreement shall only be binding on the Debtors upon approval of this Agreement by the Bankruptcy Court.

22.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.  The signatures of all of the Parties need not appear on the same counterpart.  Delivery of an executed signature page of this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed signature page of this Agreement.

23.           Headings; Schedules and Exhibits. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.  References to sections, unless otherwise indicated, are references to sections of this Agreement.

24.           Severability and Construction.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect if the essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

25.           Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH OR IN RESPECT OF ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF ANY PARTY OR ARISING OUT OF ANY EXERCISE BY ANY PARTY OF ITS RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR IN ANY WAY RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND WITH RESPECT TO ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER OF RIGHT TO TRIAL BY JURY IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  EACH OF THE PARTIES HERETO IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION 24 IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.  THIS WAIVER OF JURY TRIAL IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

26.           Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent:

To the Company at:

General Maritime Corporation
299 Park Avenue
Attn: Jeff Pribor
Jeffrey.pribor@generalmaritimecorp.com

With a copy (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of Americas
New York, New York 10036
Attn: Kenneth H. Eckstein and Douglas H. Mannal
Facsimile (212) 715-8000
keckstein@kramerlevin,com, arogoff@kramerlevin.com and
dmannal@kramerlevin.com

To the Supporting Oaktree Lenders at:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attn: Edward O. Sassower and Brian E. Schartz
Facsimile (212) 446-4900
edward.sassower@kirkland.com and brian.schartz@kirkland.com

To the Committee at:

Jones Day
222 East 41st Street
New York, NY 10017
Attn: Paul Leake and Pedro Jimenez
Facsimile: (212) 755-7306
pdleake@jonesday.com and pjimenez@jonesday.com

To the Supporting Noteholders at:

The addresses listed on the attached signature page for each Supporting Noteholder or to such other address as may have been furnished by a Party to each of the other Parties by notice given in accordance with the requirements set forth above.

27.           Consideration.  The Company and each Supporting Creditor hereby acknowledge that no consideration, other than that specifically described herein, shall be due or paid to the Supporting Creditor for its agreement to vote to accept the Second Amended Plan in accordance with the terms and conditions of this Agreement, other than the Company’s representations, warranties and agreement to use its commercially reasonable best efforts to seek to effectuate and consummate the Second Amended Plan.

28.           No Third-Party Beneficiaries.  This Agreement shall be solely for the benefit of the Parties hereto (or any other party that may become a party to this Agreement) and no other person or entity shall be a third-party beneficiary hereof.

29.           No Waiver of Participation and Reservation of Rights.  Except as expressly provided in this Agreement and in any amendment among the parties, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve, its rights, remedies, and interests, including, without limitation, its claims against any of the other Parties (or their respective affiliates or subsidiaries).  If the transactions contemplated by this Agreement are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights remedies, or interests.

30.           No Admissions.  This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever.  Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.  No Party shall have, by reason of this Agreement, a fiduciary relationship in respect of any other Party or any person or entity, and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon any Party any obligations in respect of this Agreement except as expressly set forth herein.  This Agreement and the Second Amended Plan are part of a proposed settlement of a dispute among the Parties.  Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding involving enforcement of the terms of this Agreement.

31.           Public Disclosure of Agreement.  The Company may, in its sole discretion, disclose this Agreement in a press release or public filing.

32.           Disclosure of Holdings.  Unless required by a court of competent jurisdiction, the Company shall not disclose the principal amount of the Debt Instruments set forth on Schedule 1 held by any Supporting Noteholder to any person other than its legal counsel; provided, however, that the Company shall use reasonable efforts to provide notice to the Committee prior to such disclosure required by a court of competent jurisdiction, provided further, however, that the Company shall be permitted to disclose at any time the aggregate principal amount of Debt Instrument held by the Supporting Noteholders;

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GENERAL MARITIME CORPORATION

By:	/s/ John C. Georgiopoulos
Name: John C. Georgiopoulos
Title: Executive Vice President, Treasurer and Secretary

GENERAL MARITIME SUBSIDIARY CORPORATION
GENERAL MARITIME SUBSIDIARY II CORPORATION
GENERAL PRODUCT CARRIERS CORPORATION
GENERAL MARITIME SUBSIDIARY NSF CORPORATION

By:	/s/ John C. Georgiopoulos
Name: John C. Georgiopoulos
Title: Treasurer

GENERAL MARITIME MANAGEMENT LLC

By:	/s/ Milton H. Gonzales. Jr.
Name: Milton H. Gonzales, Jr.
Title: Manager and Technical Director

GMR ADMINISTRATION CORP.

By:	/s/ John C. Georgiopoulos
Name: John C. Georgiopoulos
Title: Vice President and Secretary

GMR AGAMEMNON LLC
GMR AJAX LLC
GMR ALEXANDRA LLC
GMR ARGUS LLC
GMR ATLAS LLC
GMR CHARTERING LLC
GMR CONCEPT LLC
GMR CONCORD LLC
GMR CONTEST LLC
GMR CONSTANTINE LLC

GMR DAPHNE LLC
GMR DEFIANCE LLC
GMR ELEKTRA LLC
GMR GEORGE T LLC
GMR GP LLC
GMR GULF LLC
GMR HARRIET G LLC
GMR HERCULES LLC
GMR HOPE LLC
GMR HORN LLC
GMR KARA G LLC
GMR LIMITED LLC
GMR MANIATE LLC
GMR MINOTAUR LLC
GMR ORION LLC
GMR PHOENIX LLC
GMR POSEIDON LLC
GMR PRINCESS LLC
GMR PROGRESS LLC
GMR REVENGE LLC
GMR SPARTIATE LLC
GMR SPYRIDON LLC
GMR ST. NIKOLAS LLC
GMR STAR LLC
GMR STRENGTH LLC
GMR TRADER LLC
GMR TRUST LLC
GMR ULYSSES LLC
GMR ZEUS LLC
GENERAL MARITIME INVESTMENTS LLC

By:	/s/ John C. Georgiopoulos
Name: John C. Georgiopoulos
Title: Manager

ARLINGTON TANKERS LTD.
COMPANION LTD.
COMPATRIOT LTD.
CONCEPT LTD.
CONCORD LTD.
CONSUL LTD.
CONTEST LTD.
VICTORY LTD.
VISION LTD.

By:	/s/ John C. Georgiopoulos
Name: John C. Georgiopoulos
Title: Director

ARLINGTON TANKERS, LLC

By:	/s/ John C. Georgiopoulos
Name: John C. Georgiopoulos
Title: President and Secretary

OCM MARINE INVESTMENTS CTB, LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ B. James Ford
Name:	B. James Ford
Its:	Managing Director

By:	/s/ Adam Pierce
Name:	Adam Pierce
Its:	Senior Vice President

THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS FOR GENERAL MARITIME CORP., ET AL.

By:	/s/ Teresa Fox
Name:	Teresa Fox
Its:	Chairperson

SUPPORTING NOTEHOLDER

Delos Investment Management LLC

By:	/s/ Brian Labin
Name:	Brian Labin
Its:	Member

SUPPORTING NOTEHOLDER

Stone Harbor Investment Partners

By:	/s/ Teresa Fox
Name:	Teresa Fox
Its:

SUPPORTING NOTEHOLDER

Third Avenue Trust on Behalf of the Third Avenue Focused Credit Fund

By:	/s/ Vincent J. Dugan
Name:	Vincent J. Dugan
Its:	Chief Financial Officer

SUPPORTING NOTEHOLDER

J.P. Morgan Investment Management Inc.

By:	/s/ James P Shanahan
Name:	James P Shanahan
Its:	Managing Director

Exhibit A

Second Amended Plan

Exhibit B

Restructuring Term Sheet

AMOUNT
		●	Full repayment of DIP and incremental $75.0 million facilities repayment

			−	$39.6 million to holders of claims under the 2010 Facility on a pro rata basis

			−	$35.4 million allocated to holders of claims under the 2011 Facility on a pro rata basis

2010 / 2011	$313.5 /	●	Extend maturity to five years from the effective date
$544.3
Credit	million1	●	Decrease scheduled amortization with no contractual amortization prior to June 30, 2014

Facility			−	Quarterly scheduled commitment reductions of approximately $16.5 million and $7.4 million for 2011 and 2010 Facilities respectively

		●	Covenants reset as per Disclosure Statement for the Joint Plan of Reorganization

Oaktree Credit	$214.6	●	Oaktree will receive 98.0% of the pro forma reorganized common equity of GMR composed of the following equity interests: (a) 47.5% in respect of Oaktree’s total allowed secured claim in the amount of $175 million, (b) 47.5% in respect of Oaktree’s $175 million cash investment, and (c) 3.0% common stock (which shall be in lieu of Oaktree’s 5.0% Commitment Fee Warrants provided for in the Equity Purchase Agreement)
million1
Facility			−	Ownership subject to dilution from 10.0% new common available to employees, management and directors under the Management Incentive Plan (“MIP”)

		●	Receive on account of total claim (collectively, the “UCC Settlement Consideration”):

			−	$6.0 million cash payment

	$327.5 million Senior Notes + Estimated Allowed Non-Oaktree Unsecured Claims2		−	2.0% of the pro forma reorganized common equity of GMR subject to dilution on account of the MIP

Non-Oaktree Unsecured Creditors				● Tag Rights: (1) Upon any transfer of reorganized common stock by Oaktree, each Non-Oaktree Unsecured Creditor that holds at least (0.15%) of the common stock on a fully diluted basis (calculated as a percentage of the common stock such holder owns including all shares attributed to outstanding warrants) will have customary tag-along rights based on actual shares owned; and (2) Upon a transfer of reorganized common equity by Oaktree of all or substantially all of its owned reorganized common equity, each Non-Oaktree Unsecured Creditor holder of the common stock will have customary tag-along rights based on actual shares owned

● Drag Rights: Oaktree will have customary drag-along rights (so long as such rights do not interfere with DTC eligibility).

● Registration Rights: Oaktree will have demand and piggyback registration rights. Additionally, each Non-Oaktree Unsecured Creditor that holds at least (0.15%) of the common stock on a fully diluted basis (calculated as a percentage of the common stock such holder owns including all shares attributed to outstanding warrants) will have piggyback registration rights based on actual shares owned

1 Amounts as of Petition Date, per the Disclosure Statement for the Joint Plan of Reorganization

2 Amount includes an Allowed claim of $318.2 million on account of the Senior Notes and $9.3 million in estimated other General Unsecured Claims against the Guarantor Debtors.(excluding Oaktree deficiency claims and Rejection Damage Claims)

		●	Preemptive Rights: Each Non-Oaktree Unsecured Creditor that is a QIB or an accredited investor and which holds an aggregate of at least (0.15%) of the common stock on a fully diluted basis (calculated as a percentage of the common stock such holder owns including all shares attributed to outstanding warrants) will have preemptive rights based on actual shares owned in the event GMR issues equity to Oaktree at a discount to the stock price implied by the plan of reorganization. Furthermore, any shares issued on account of the preemptive rights to any Non-Oaktree Unsecured Creditor will bear the same terms as any shares issued to Oaktree

		●	Transfer Restrictions: GMR’s charter will provide that any transfer resulting in more than 200 holders without prior board approval will be void. Additionally, (1) GMR’s charter will prohibit each minority holder from transferring any shares during the 180 day period after an IPO (and shall, if requested by the new board, be required to sign a lock-up agreement with the underwriter(s) associated with such initial public offering) and (2) all holders of the common stock party to the shareholder agreement and the registration rights agreement shall be prohibited from transferring any shares of such stock during the 90 day period after each public offering following an initial public offering

	−	Warrants to purchase 3.0% of common equity at an aggregate strike price of $425.0 million

		●	Strike price subject to adjustment if the Cash Investment is less than $175.0 million on the Effective Date

		●	5 year term, cashless exercise

		●	Before the expiration of the 5-year term, upon a sale of all or at least 85% of the common equity that Oaktree owns in GMR in one or a series of related transactions at an aggregate value less than the then applicable warrant strike price the warrants will be redeemed at their Black Scholes value at that time (assuming 30.0% volatility)

		●	Anti-dilution protections with respect to the warrants in the event of any stock split, reverse stock split, stock dividend or reclassification

	−	Oaktree will consider in good faith (and accept in its sole discretion) proposals made by Non-Oaktree Unsecured Creditors in respect of a commercial transaction that may reduce the amount of the $175 million Cash Investment or otherwise enhance GMR’s ongoing liquidity position. So long as Oaktree and the prospective party (or parties) to any such deal have executed a term sheet prior to the Effective Date (or, if a term sheet is not executed by such time, Oaktree affirmatively agrees in writing before the Effective Date to continue discussions after the Effective Date) and such agreement is ultimately consummated, Oaktree will work in good faith with the UCC on a structure to permit Non-Oaktree Unsecured Creditors to share in the value of such deal (subject to agreement by the Company and the Company’s lenders)

	−	All aforementioned shareholder rights and limitations will apply to all common equity held by Non-Oaktree Unsecured Creditors, whether acquired at confirmation or upon exercise of the warrants. The pro forma reorganized common equity and the warrants will be DTC-eligible and held through DTC. All holders must hold the common equity and warrants through DTC and have a brokerage account with a DTC participant

●	Oaktree agrees to waive any deficiency claim for purposes of this consensual plan

●	Recovery dilution protections:

	−	Estimation Order: Recoveries to Non-Oaktree Unsecured Creditors will be based on a total estimated allowed unsecured claims pool against the Guarantor Debtors of $327.5 million or such higher amount as may be set by the Bankruptcy Court in the Estimation Order (defined below) (the “Estimated Maximum Unsecured Claims Amount”), which amount excludes any deficiency claim by Oaktree and/or rejection damages claims against the Guarantor Debtors and is composed of (1) an allowed claim of $318.2 million on account of the Senior Notes and (2) an estimated amount of all other general unsecured claims against the Guarantor Debtors as of the date hereof in the amount of $9.3 million. As soon as reasonably practicable, but in no event later than ten days after following the date on which the Debtors file the amended plan of reorganization incorporating the terms of this agreement (which date may be extended in the UCC’s sole discretion), the Debtors shall file a motion seeking entry of an order from the Bankruptcy Court estimating the total amount of Allowed general unsecured claims against the Guarantor Debtors (exclusive of any Oaktree deficiency claim and/or rejection damages claims) for purposes of distributions and establishment of a disputed claims reserve under the Plan at an amount of equal to $327.5 million or such higher amount as determined by the Bankruptcy Court (the "Estimation Order")

	−	Disputed Claims Reserve: On the Effective Date or as soon as practicable after the Effective Date if the Estimation Order is entered after the Effective Date, (i) each holder of an allowed unsecured claim against the Guarantor Debtors (other than Oaktree, who is waiving any deficiency claim as part of this settlement and any holder of a rejection damages claim) will receive its pro rata share (calculated as a percentage of the Estimated Maximum Unsecured Claims Amount) of the UCC Settlement Consideration (the “Initial Distribution”) and (ii) GMR shall establish a disputed claims reserve (the “Disputed Claims Reserve”) which will contain the remaining amount of the UCC Settlement Consideration after taking into account the Initial Distribution (the “Disputed Reserve Amount”). Subject to the conditions set forth below, each holder of an unsecured claim against the Guarantor Debtors (other than Oaktree) that is not allowed as of the Effective Date, but which subsequently becomes allowed (for avoidance of doubt, no claim on account of rejection damages will be deemed allowed as of the Effective Date), will receive the lesser of (a) such holder's pro rata share of the Disputed Claims Reserve based on the allowed amount of such holder's claim as a percentage of the Estimated Maximum Amount and (b) a percentage of the Disputed Reserve Amount as remains on the date the Debtors make a distribution on account of such allowed claim

	−	Post-Confirmation Committee: On or as soon as practicable after the Effective Date, the UCC, in consultation with the Debtors, shall appoint the members of the Post-Confirmation Committee. The Post-Confirmation Committee shall be established for the sole purpose of reviewing and consulting with the Debtors regarding objections to General Unsecured Claims against the Guarantor Debtors under the plan and overseeing distributions to all holders of General Unsecured Claims against the Guarantor Debtors. All reasonable and documented fees, expenses and costs of the Post-Confirmation Committee and its counsel shall be paid by GMR, up to an aggregate amount not to exceed $50,000, without application or submission to the Bankruptcy Court (it being understood that the Bankruptcy Court shall retain jurisdiction with respect to any disputes that may arise with respect to the Post-Confirmation Committee). The Post-Confirmation Committee shall be dissolved without further action or order upon the closing of the Debtors’ chapter 11 cases

	−	Claims Resolution: After the Effective Date, the Reorganized Debtors may settle any disputed claim and make distributions from the Disputed Claims Reserve without further order or approval by the Bankruptcy Court; provided, however, that any settlement of a General Unsecured Claim against the Guarantor Debtors in an Allowed amount greater than $200,000 will require the consent of the Post-Confirmation Committee, which consent will not be unreasonably withheld.

	−	True-Up for Rejection Damages Claims: In the event that Allowed claims for rejection damages against the Guarantor Debtors ("Rejection Damage Claims") cause the total amount of Allowed General Unsecured Claims against the Guarantor Debtors to exceed the Estimated Maximum Unsecured Claims Amount after resolution of all other General Unsecured Claims against the Guarantor Debtors by final order(s) of the Bankruptcy Court (the "Rejection Claims Overage"), GMR will, within a reasonable time after all General Unsecured Claims against the Guarantor Debtors have been resolved by final order(s) of the Bankruptcy Court, make a one-time transfer into the Disputed Claims Reserve of consideration (which may be made in a combination of cash, stock or warrants as determined by GMR) in an amount sufficient to provide holders of Allowed Rejection Damage Claims against the Guarantor Debtors with a recovery percentage equal to (a) the value of the UCC Settlement Consideration (valued at a total of $17,716,998) divided by (b) the greater of (i) the Estimated Maximum Unsecured Claims Amount and (ii) all Allowed General Unsecured Claims against the Guarantor Debtors (other than Rejection Damage Claims and any deficiency claim held by Oaktree)

	−	Additional Funds After Distribution: Any amounts remaining in the Disputed Claims Reserve after settlement of all disputed claims and payment of the costs and expenses of establishing and maintaining the escrow account to hold the Disputed Claims Reserve will be distributed to all holders of allowed unsecured claims against the Guarantor Debtors on a pro rata basis.

	●	Oaktree receives the right to elect all board seats on a five person board
Management and Board
	●	Management and management incentive plan terms to be determined at Oaktree’s discretion

	●	Full mutual releases for all parties and adjournment of all discovery in connection with plan confirmation. Additionally, the supporting Non-Oaktree Unsecured Creditors agree not to “opt-out” of the consensual third-party releases provided for in the plan

	●	Payment of fees and costs including:

Other		− Reasonable and documented indenture trustee fees of Bank of New York (including reasonable and documented fees and expenses of legal counsel) in an amount not to exceed $200,000.

	●	GMR to file amended plan incorporating the terms of this agreement.

	●	No rights offering to invest alongside Oaktree

Exhibit C

Joinder

This joinder (this “Joinder”) to the Plan Support Agreement, dated as of March [ ], 2012 by and among (i) General Maritime Corporation (“GMR”) and certain of its subsidiaries as debtors-in-possession (collectively, the “Debtors,” and together with GMR’s non-debtor subsidiaries, the “Company”)  (ii) the holders of Notes under the Indenture signatories thereto (the “Supporting Noteholders”), (iii) the undersigned lenders under the Oaktree Facility signatories thereto (the “Supporting Oaktree Lenders,” and together with the Supporting Noteholders, the “Supporting Creditors”) and (iv) the Official Committee of Unsecured Creditors of the Debtors chapter 11 cases (the “Committee”).  Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1.             Agreement to be Bound.  The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder as Annex I (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions hereof).  The Joining Party shall hereafter be deemed to be a “Supporting Creditor” and a “Party” for all purposes under the Agreement.

2.             Representations and Warranties.  With respect to the aggregate principal amount of Notes owed, the Joining Party hereby represents and warrants to each other Party to the Agreement that, as of the date hereof, such Joining Party (a) is the legal or beneficial holder of, or holder of investment authority over (with authority to bind such holder), the debt outstanding under the Credit Agreements in the principal amounts as identified below its name on the signature page hereof, and (b) makes the representations and warranties set forth in Section 12 of the Agreement to each other Party.

3.             Governing Law.  This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

4.             Notice.  All notices and other communications given or made pursuant to the Agreement shall be sent to:

To the Joining Party at:

[JOINING PARTY]
[ADDRESS]
Attn:
Facsimile: [FAX]
EMAIL:

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[JOINING PARTY]

By:
Name:

Title:

Holdings:	$__________________ of Debt Under the ____________

[SUPPORTING CREDITOR]

Acknowledged:

GENERAL MARITIME CORPORATION

(on its own behalf on behalf of each of its subsidiaries)

By:
Name:
Title:

Annex I

Plan Support Agreement

[Omitted]